Exhibit 10.4

TABLE OF CONTENTS

1.	TERM	1

2.	POSSESSION	1

3.	BASE RENT	2

4.	ADDITIONAL RENT	2

5.	USE OF PREMISES	7

6.	CONDITION OF PREMISES	7

7.	SERVICES	8

8.	REPAIRS	10

9.	ADDITIONS AND ALTERATIONS	11

10.	COVENANT AGAINST LIENS	12

11.	INSURANCE AND WAIVER OF CLAIMS-INDEMNIFICATION	12

12.	FIRE OR CASUALTY	16

13.	NONWAIVER	17

14.	CONDEMNATION	17

15.	ASSIGNMENT AND SUBLETTING	18

16.	SURRENDER OF POSSESSION	20

17.	HOLDING OVER	20

18.	TENANT’S CERTIFICATE	21

19.	SUBORDINATION	21

20.	CERTAIN RIGHTS RESERVED BY LANDLORD	21

21.	RULES AND REGULATIONS	23

22.	LANDLORD’S REMEDIES	23

23.	EXPENSE OF ENFORCEMENT	24

24.	COVENANT OF QUIET ENJOYMENT	25

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25.	SECURITY DEPOSIT	25

26.	REAL ESTATE BROKER	25

27.	MORTGAGEE PROTECTION CLAUSE	25

28.	SEVERABILITY	26

29.	HAZARDOUS MATERIALS	26

30.	MISCELLANEOUS	27

31.	NOTICES	30

32.	TIME OF THE ESSENCE	31

33.	OPTION TO RENEW	31

34.	PARKING	32

35.	SIGNAGE	32

36.	DEFAULT BY LANDLORD	32

37.	LIMITATION ON LANDLORD’S LIABILITY	32

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OFFICE LEASE

GREEN VALLEY BUILDING II

GREEN VALLEY CORPORATE PARK

FAIRFIELD, CALIFORNIA

This AGREEMENT OF LEASE (hereinafter referred to as the “Lease”) is made this 28th day of September 2006, by and between GREEN VALLEY BUILDING II, LLC, a Delaware limited liability company (hereinafter referred to as “Landlord”), and GEOVERA HOLDINGS, INC. a Delaware corporation (hereinafter referred to as “Tenant”) whose present address is 4820 Business Center Drive, Fairfield, California 94534:

W I T N E S S E T H:

Landlord does hereby demise and lease to Tenant for use only by Tenant, and Tenant hereby accepts, the premises shown cross-hatched on Exhibit A attached hereto and made a part hereof (hereinafter referred to as the “Premises”) containing approximately seven thousand (7,000) square feet of rentable area on the first floor of the building located or to be located at 4830 Business Center Drive, Phase One of the Green Valley Corporate Park, Fairfield, California 94534 (said building and the land upon which it is situated, and improvements as designated by Landlord for use in conjunction with said building, are hereinafter collectively referred to as the “Building”).

1.	TERM

The term of this Lease (hereinafter referred to as the “Term”) shall be for five (5) years, commencing on November 1, 2006, subject to the provisions of paragraph 2(a) below (hereinafter referred to as the “Commencement Date”) and ending on the last day of the sixtieth (60th) full calendar month thereafter (hereinafter referred to as the “Termination Date”), unless sooner terminated as provided herein Landlord and Tenant shall execute a memorandum containing the exact Commencement Date and Termination Date promptly after the Commencement Date. The period consisting of twelve (12) full calendar months following the Commencement Date and ending on the last day of the twelfth month (plus, if the Commencement Date is a date other than the first day of a calendar month, the initial partial calendar month) and each period of twelve full calendar months thereafter is herein called a “Lease Year”.

2.	POSSESSION

(a) In the event the Work, as such term is defined in the Work Letter attached hereto as Exhibit B, shall not be substantially completed by November 1, 2006, this Lease shall nevertheless continue in full force and effect, but the Commencement Date shall be deferred until the Work is substantially complete resulting in a deferral of any Rent (as hereinafter defined) due hereunder, and Landlord shall have no other liability whatsoever on account hereof; provided, however, that there shall be no deferral of the Commencement Date if the Work is not substantially completed because of any Tenant Delay, as such term is defined in the Work Letter. The Work shall not be deemed incomplete if it satisfies the requirements for the issuance of a certificate of occupancy with respect thereto (except for furniture installation and any other work which is to be performed by Tenant) and only insubstantial details of construction, decoration or mechanical adjustments remain to be done. The determination of Landlord’s architect or interior space planner for the Building shall be final and conclusive on Tenant as to whether the Work is substantially completed.

(b) If Tenant shall take possession of the Premises or any part thereof prior to the Commencement Date (which Tenant may not do without Landlord’s prior written consent), all of the covenants and conditions of this Lease shall be binding upon the parties hereto with respect to such whole or part of the Premises as if the Commencement Date had been fixed as the date when Tenant took possession of such whole or part of the Premises and Tenant shall pay Rent for the period of such occupancy prior to the Commencement Date at the rate of both the annual Base Rent set forth in Article 3 hereof and the Additional Rent set forth in Article 4 hereof prorated for such period of occupancy and, if less than the whole Premises are occupied, for the proportionate area of the total Premises so occupied.

3.	BASE RENT

Tenant shall pay to Landlord or Landlord’s agent in the office of the Building or to such other person or place as Landlord may from time to time designate in writing, in coin or currency which, at the time of payment, is legal tender for private or public debts in the United States of America, base rent at the annual rates per square foot of rentable area in the Premises (hereinafter referred to as “Base Rent”) as follows:

Period	Monthly Rate	Annual Rate
First Lease Year	$11,410.00	$136,920.00
Second Lease Year	$11,760.00	$141,120.00
Third Lease Year	$12,110.00	$145,320.00
Fourth Lease Year	$12,460 00	$149,520 00
Fifth Lease Year	$12,810.00	$153,720.00

Such Base Rent shall be due and payable in equal monthly installments of one-twelfth (1/12) of the annual Base Rent for the applicable one-year period in advance on or before the first day of each and every month during the Term, without any set-off or deduction whatsoever. If the Term commences other than on the first day of a month (resulting in a partial calendar month which is included in the First Lease Year), Tenant shall pay Base Rent for such partial month based on one-twelfth (1/12) of the annual Base Rent set forth above for the First Lease Year and the number of days in such partial calendar month. The prorated Base Rent (and Additional Rent) for the partial calendar month in which the Term commences, if applicable, shall be paid on the Commencement Date.

4.	ADDITIONAL RENT

In addition to paying the Base Rent specified in Article 3 hereof, Tenant shall pay as “Additional Rent” the amounts determined as hereinafter set forth. The Base Rent and the Additional Rent are sometimes herein collectively referred to as the “Rent.” All amounts due under this Article as Additional Rent shall be payable for the same periods and in the same manner, time and place as the Base Rent. Without limitation on other obligations of Tenant which shall survive the expiration of the Term, the obligations of Tenant to pay the Additional Rent provided for in this Article 4 shall survive the expiration of the Term. For any partial Calendar Year, Tenant shall be obligated to pay only a pro rata share of the Additional Rent, based on the number of the days of the Term falling within such Calendar Year.

A.	Definitions. As used in this Article 4, the terms:

(i) “Calendar Year” shall mean each calendar year in which any part of the Term falls, through and including the year in which the Term expires.

(ii) “Tenant’s Proportionate Share” shall mean the percentage calculated by dividing the rentable square feet of the Premises by the rentable square feet of the Building, which is currently estimated to be 12.41%. Net rentable area shall be determined by the Landlord in accordance with the BOMA “Standard Method for Measuring Floor Area in Office Buildings,” approved June 7, 1996 by the American National Standards Institute, Inc.

(iii) “Taxes” shall mean all real estate taxes and assessments, special or otherwise, levied or assessed upon or with respect to the Building or portion thereof and ad valorem taxes for any personal property used in connection therewith, and the Building’s share of Taxes for the common areas of Green Valley Corporate Park Phase One. Should the State of California, or any political subdivision thereof, or any other governmental authority having jurisdiction over the Building, (a) impose a tax, assessment, charge or fee, or increase a then existing tax, assessment, charge or fee which Landlord shall be required to pay, either by way of substitution for such real estate taxes and ad valorem personal property taxes, or in addition to such real estate taxes and ad valorem personal property taxes, or (b) impose an income or franchise tax or a tax on rents in substitution for or as a supplement to a tax levied against the Building and for the personal property used in connection with the Building, all such taxes, assessments, fees or charges (hereinafter defined as “in lieu taxes”) shall be deemed to constitute Taxes hereunder. “Taxes” shall also include all fees and costs incurred by Landlord in seeking to obtain a reduction of or a limit on the increase in any Taxes regardless of whether any reduction or limitation is obtained. Landlord agrees to use reasonable efforts to contest above-market real estate tax assessments from time to time in Landlord’s judgment. Except as hereinabove provided with regard to “in lieu taxes”, Taxes shall not include any inheritance, estate, succession, transfer, gift, franchise, net income or capital stock tax. Tenant shall be liable for all taxes levied against personal property and trade fixtures placed by Tenant in the Premises.

(iv) “Operating Expenses” shall mean all expenses, costs and disbursements (other than Taxes) of every kind and nature (determined for the applicable Calendar Year on an accrual basis) paid or incurred by Landlord or Landlord’s beneficiaries in connection with the management, operation, maintenance and repair of, and services provided to, the Building, including, without limitation, the Building’s share of such expenses for the common areas of Green Valley Corporate Park Phase One, except the following:

(a) Costs of alterations of any tenant’s premises;

(b) Principal or interest payments on loans secured by mortgages or trust deeds on the Building;

(c) Costs of capital improvements, except that Operating Expenses shall include (i) the cost during the term, as evenly amortized over its useful life in accordance with generally accepted accounting principles with interest at 2% over the prime rate of interest from time to time published in the money rates section of the Wall Street Journal (“Prime Rate”) on the unamortized amount of any capital improvement completed after the initial completion of the Building which reduces any component cost included within Operating Expenses, and (ii) the cost of any capital improvements which are necessary to keep the Building in compliance with all governmental rules and regulations applicable from time to time thereto enacted after the date hereof;

(d) Real estate brokers’ leasing commissions;

(e) Any costs or expenses incurred by Landlord or on Landlord’s behalf resulting from or in connection with the marketing or promotion of space in the Building or the Building itself;

(f) Property management fees in excess of four percent (4%) of the gross annual revenues of the Building;

(g) Costs incurred in connection with the initial construction and development of the Building;

(h) Costs of correcting defects in the initial construction of the Building, except that conditions resulting from ordinary wear and tear shall not be deemed defects for this category;

(i) Legal fees or other professional or consulting fees in connection with the negotiation of tenant leases or casts of enforcing lease agreements or evictions of tenants;

(j) The cost of repairs or replacements incurred by reason of fire or other casualty to condemnation to the extent that Landlord is compensated therefor through proceeds of insurance or condemnation awards;

(k) Wages and benefits paid to officers or executives of landlord above the grade of building manager;

(l) The portion of wages and benefits otherwise includable in Operating Expenses to the extent allocated to any other properties of Landlord;

(m) Costs of enforcing lease and occupancy agreements or evictions of tenants or occupants;

(n) Costs of any service provided to tenants or other occupants of the Building for which Landlord is reimbursed other than reimbursements for Operating Expenses;

(o) Depreciation of the Building or its equipment;

(p) The expenses of any special service provided to a tenant of the Building that is not offered to available to the Tenant; and

(q) Penalties, interest and late fees resulting from late payments by Landlord which are the fault of Landlord.

B.	Tax Adjustment.

Tenant shall pay to landlord as Additional Rent, in addition to the Base Rent required by Article 3 hereof, an amount (“Tax Adjustment Amount”) equal to Tenant’s Proportionate Share of the combined total of Taxes incurred with respect to each Calendar Year. The Tax Adjustment Amount with respect to each Calendar Year shall be paid in monthly installments in an amount from time to time estimated by Landlord and communicated by written notice to Tenant. Landlord shall cause to be kept books and records showing Taxes in accordance with an appropriate system of accounts and accounting practices consistently maintained. As promptly as practical following the close of each Calendar Year, Landlord shall cause the amount of the Tax Adjustment Amount for such Calendar Year to be computed and Landlord shall deliver to Tenant a statement of such amount and the amount of all estimated installments paid by Tenant for such Calendar Year Tenant shall pay to Landlord any deficiency as shown by such statement within thirty (30) days after receipt of such statement. If the total of the estimated monthly installments paid by Tenant for any Calendar Year exceeds the actual amount due from Tenant for such Calendar Year, at Landlord’s option, such excess shall be either credited against payments next due hereunder or refunded by Landlord, provided Tenant is not then in default hereunder. The amount of any refund of Taxes received by Landlord shall be credited against Taxes for the year in which such refund is received. All references to Taxes “for” a particular year shall be deemed to refer to Taxes paid during such year without regard to when such Taxes are assessed or levied.

In determining the amount of Taxes for the purposes of this paragraph, if less than 95 percent of the rentable area of the Building shall have been occupied by tenants during the year, Taxes shall be deemed for the purposes of this paragraph to be increased to the amount of taxes that would normally be expected to be incurred had occupancy been 95 percent.

C.	Operating Expense Adjustment.

Tenant shall pay to Landlord as Additional Rent, in addition to the Base Rent required by Article 3 hereof, an amount (“Expense Adjustment Amount”) equal to Tenant’s Proportionate Share of the combined total of Operating Expenses (determined on an accrual basis) paid or incurred during each Calendar Year. The Expense Adjustment Amount with respect to each Calendar Year shall be paid in monthly installments in an amount from time to time estimated by landlord and communicated by written notice to Tenant Landlord shall cause to be kept books and records showing Operating Expenses in accordance with generally accepted accounting principles, consistently applied. As promptly as practical following the close of each Calendar Year, Landlord shall cause the amount of the Expense Adjustment Amount for such Calendar Year to be computed based upon the actual Operating Expenses paid or incurred for such

Calendar Year and Landlord shall deliver to Tenant a statement of such amount and the amount of all estimated installments paid by Tenant for such Calendar Year. Tenant shall pay to Landlord any deficiency as shown by such statement within thirty (30) days after receipt of such statement. This statement as to the amount of Operating Expenses for such Calendar Year for the Building shall constitute a determination which is final and conclusive on Tenant subject to Section 4E below. If the total of the estimated monthly installments paid by Tenant during any Calendar Year exceeds the actual amount due from Tenant for such Calendar Year, at Landlord’s option, such excess shall be either credited against payments next due hereunder or refunded by Landlord within thirty (30) days, provided Tenant is not then in default hereunder.

In determining the amount of Operating Expenses for the purposes of this paragraph, if less than 95 percent of the rentable area of the Building shall have been occupied by tenants and fully used by them during the year, Operating Expenses shall be deemed for the purposes of this paragraph to be increased to the amount of operating expenses that would normally be expected to be incurred had occupancy been 95 percent and had full use been made during the entire period.

D.	Adjustment for services Not Rendered by Landlord.

Tenant acknowledges that Landlord’s projection of the amount of Operating Expenses stated in paragraph 4C hereof is based upon the assumption that Landlord will be providing identical services to all tenants in the Building. If this assumption is not in fact correct, that is, if Landlord is not furnishing any particular work or service (the cost of which, if perforated by Landlord, would be included in Operating Expenses) to a tenant who has undertaken to perform such work or service in lieu of the performance thereof by Landlord, Operating Expenses shall be deemed for the purposes of paragraph 4C to be increased by an amount equal to the additional Operating Expenses which would reasonably have been incurred during such period by Landlord if it had, at its own expense, furnished such work or service to such tenant.

E.	Audit of Operating Expenses.

Tenant or its representative shall have the right, at Tenant’s sole expense, to examine Landlord’s books and records showing Operating Expenses upon reasonable prior notice and during normal business hours at any time within one hundred twenty (120) days following the furnishing by the Landlord to the Tenant of Landlord’s statement provided for in paragraph 4C. Unless Tenant shall take written exception to any item within one hundred twenty (120) days after the furnishing of the Landlord’s statement containing such item, such Landlord’s statement shall be considered as final and accepted by Tenant. If Tenant takes exception to any item in Landlord’s statement within the applicable time period and if Landlord and Tenant are unable to agree on the correctness of said item, then either party may refer the decision of said issue to a reputable firm of independent certified public accountants selected by Tenant from a list of not less than three (3) firms designated by Landlord (which list shall be provided promptly following Tenant’s request therefor) and the decision of said accountants shall be conclusively binding on the parties. Pending resolution of any dispute, however, Tenant shall make payments in accordance with the information contained in Landlord’s statement.

5.	USE OF PREMISES

A. Permitted Use. Tenant shall use and occupy the Premises as an office for the following type of business: general administrative office use consistent with Class A office buildings in the East Bay area.

B. Compliance with Laws. Tenant shall not use or permit the use of any part of the Premises for any purpose prohibited by law. Tenant shall, at its sole expense, comply with and conform to all of the requirements of all governmental authorities having jurisdiction over the Building which relate in any way to the condition, use and occupancy of the Premises throughout the entire Term of this Lease.

C. Americans With Disabilities Act. Landlord and Tenant acknowledge that the Americans With Disabilities Act of 1990 (42 U.S.C. §12101 et seq.) and regulations and guidelines promulgated thereunder, as all of the same may be amended and supplemented from time to time (collectively referred to herein as the “ADA”) establish requirements for business operations, accessibility and barrier removal, and that such requirements may or may not apply to the Premises and the Building depending on, among other things: (1) whether Tenant’s business is deemed a “public accommodation” or “commercial facility”, (2) whether such requirements are “readily achievable”, and (3) whether a given alteration affects a “primary function area” or triggers “path of travel” requirements. The parties hereby agree that notwithstanding anything contained in this lease to the contrary: (a) Landlord shall be responsible for ADA Title III compliance in the common areas of the Building and the Building shell and core, except as provided below, (b) Tenant shall be responsible for ADA Title III compliance in the Premises, including any leasehold improvements or other work to be performed in the Premises under or in connection with this Lease, (c) Landlord may perform, or require that Tenant perform, and Tenant shall be responsible for the cost of ADA Title III “path of travel” requirements triggered by alterations in the Premises, and (d) Landlord may perform, or require Tenant to perform, and Tenant shall be responsible for the cost of, ADA Title III compliance in the common areas of the Building necessitated by the Building being deemed to be a “public accommodation” instead of a “commercial facility” as a result of Tenant’s use of the Premises Tenant shall be solely responsible for requirements under Title I of the ADA relating to Tenant’s employees.

6.	CONDITION OF PREMISES

Tenant’s taking possession of any portion of the Premises shall be conclusive evidence that such portion of the Premises was in good order and satisfactory condition when the Tenant took possession, except as to latent defects and defects (other than items of damage caused by Tenant or its agents, independent contractors or suppliers) contained on a punchlist to be prepared and signed by Landlord and Tenant prior to Tenant’s taking possession of the Premises. Landlord shall complete or repair such punchlist items within thirty (30) days or such longer period as is reasonable under the circumstances, such as in the case of long lead time items ordered at Tenant’s request and other work affected by long lead time items. No promise of the Landlord to alter, remodel or improve the Premises or the Building and no representation by Landlord or its agents respecting the condition of the Premises or the Building have been made to Tenant or relied upon by Tenant other than as may be contained in the Work Letter, this Lease or in any written amendment hereto signed by Landlord and Tenant.

7.	SERVICES

A.	List of Services.

Landlord shall provide the following services on all days during the Term, except Sundays and holidays, unless otherwise stated, the cost of which may be included in Operating Expenses except as expressly provided to the contrary herein:

(i) Heating and air conditioning when necessary for normal comfort in the Premises, from Monday through Friday during the period from 8 a.m. to 6 p.m. and 8 a.m. to 1 p.m. on Saturdays The heating and air conditioning system is designed to maintain within normal tolerances an inside space condition of 75 degrees F dry bulb and 50% relative humidity when outside conditions are 95 degrees F dry bulb and 75 degrees F wet bulb, and an inside space condition of 72 degrees dry bulb when outside temperatures are 30 degrees F. Electricity consumed in supplying heating and air conditioning to the Premises shall be separately metered to the Premises along with other electricity furnished to the Premises, the cost of which electricity shall be paid by Tenant directly to the utility company providing such service. Tenant will pay for all heating and air conditioning requested and furnished prior to or following such hours at rates to be established from time to time by Landlord. Landlord’s obligations with respect to heating and air conditioning shall be subject to all governmental rules, regulations and guidelines applicable thereto. When machines or equipment are used in the Premises that generate heat or in any way affect the temperature otherwise maintained by the air conditioning system, or when the occupancy of the Premises of electrical load exceeds the standards set from time to time by Building management, Landlord reserves the right to install or to require Tenant to install supplementary air conditioning and/or ventilation units in the Premises. Tenant shall bear all costs and expenses related to the installation, maintenance and operation of such units.

(ii) Adequate electrical wiring and facilities for standard building lighting fixtures provided by Landlord and for Tenant’s incidental uses. Tenant shall bear the cost of replacement of bulbs and ballasts for lighting fixtures. In respect of such incidental uses, adequate electrical wiring and facilities will be furnished in the Premises by Landlord, provided that (a) the connected electrical load of the incidental use equipment does not exceed an average of eight (8) watts per square foot of the premises; (b) the electricity so furnished for incidental uses will be a nominal 120 volts and no electrical circuit for the supply of such incidental use will have a current capacity exceeding 15 amperes; and (c) such electricity will be used only for equipment and accessories normal to office usage. If Tenant’s requirements for electricity for incidental uses are in excess of those set forth in the preceding sentence, the Landlord reserves the right to require Tenant to install the conduit wiring and other equipment necessary to supply electricity for such excess incidental use requirements at the Tenant’s expense by arrangement with the approved local utility, if applicable.

(iii) Water from the regular Building outlets for drinking, lavatory and toilet purposes.

(iv) Janitor services as specified in Exhibit C attached hereto and made a part hereof.

(v) Window washing of all inside windows in the Premises at intervals to be determined by Landlord, but not less than three (3) times per calendar year.

(vi) Window washing of all outside windows in the Premises, weather permitting, at intervals to be determined by Landlord, but not less than four (4) times per calendar year.

(vii) Adequate operatorless passenger elevator service at all times.

(viii) An electronic card key security system providing for 24-hour, 365-day access.

B.	Interruption of Services.

Neither Landlord nor Landlord’s beneficiary (if applicable), nor any company, firm or individual operating, maintaining, managing or supervising the plant or facilities furnishing any of the services described in the paragraph immediately preceding, nor any of their respective directors, officers, shareholders, agents or employees shall be liable to Tenant, or any of Tenant’s employees, agents, customers, or invitees or anyone claiming through or under Tenant, for any damages, injuries, losses, expenses, claims or causes of action, because of any interruption or discontinuance at any time for any reason in the furnishing of any of the services described in the paragraph immediately preceding; nor shall any interruption or discontinuance be deemed an eviction or disturbance of Tenant’s use or possession of the Premises or any part thereof nor shall any such interruption or discontinuance relieve Tenant from full performance of Tenant’s obligations under this Lease. Notwithstanding the foregoing, if any interruption or discontinuance of such services renders the Premises untenantable for more than five (5) consecutive business days (the “Eligibility Period”) and such interruption or discontinuance is not caused by fire or casualty or the act or omission of Tenant, its employees or agents, and Tenant is not using the untenantable portion, Rent shall abate on a per diem basis proportionately to the portion of the Premises rendered untenantable and unused by Tenant from the sixth such day until said portion of the Premises is again rendered tenantable or is used by Tenant, but unless the interruption is due to the gross negligence or willful misconduct of Landlord, such abatement shall continue only to the extent such abatement is covered by collected rental income loss insurance. To the extent rental loss insurance carried by Landlord, the premiums for which are included in Operating Expenses, covers rent loss for any portion of the Eligibility Period, the Eligibility Period shall be reduced to the extent of such coverage.

C.	Charges for Services

Charges for any services for which Tenant is required to pay from time to time hereunder, including but not limited to light bulb or ballast changes, shall be due and payable at the same time as the installment of Rent with which they are billed, or if billed separately, shall be due and payable within thirty (30) days after such billing. If Tenant shall fail to make payment for any such services, Landlord may, with notice to Tenant, discontinue any or all of such services and such discontinuance shall not be deemed to constitute an eviction or disturbance of the Tenant’s use and possession of Premises or relieve Tenant from paying Rent or performing any of its other obligations under this Lease.

D.	Telecommunications.

Tenant shall be responsible for arranging for its own telecommunications services at the Premises. All telegraph, telephone, and electric connections which Tenant may desire and the location of all wires and the work in connection therewith shall be first approved by Landlord in writing before the same are installed but such approval shall not be unreasonably withheld, conditioned or delayed. Tenant shall be responsible for obtaining all governmental approvals and shall pay all costs incurred in connection with the installation of telephone cables and related wiring from the point of presence on the first floor, through conduit sleeves provided by Landlord to the telephone closets on each floor, then to and in the Premises, including, without limitation, any hook-up, access and maintenance fees related to the installation of such wires and cables in the Premises and the commencement of services therein, and the maintenance thereafter of such wire and cables, and all installation, hook-up or maintenance costs incurred by Landlord in connection with telephone cables and related wiring in the Premises which are allocable to Tenant. If Tenant fails to maintain all such telephone cables and related wiring, or if such cables or wiring affects or interferes with the operation or maintenance of any other telephone cables or related wiring in the Building, Tenant shall immediately following notice take such action as is required to eliminate such interference and, in the event Tenant fails to do so, landlord or any vendor hired by Landlord may perform such repairs, restorations or alterations as Landlord deems necessary in order to eliminate any such interference (and Landlord may recover from Tenant all of Landlord’s costs in connection therewith) and, if necessary, may enter into and upon the Premises forthwith to perform such repairs, restorations or alterations. Upon expiration of the Term, Tenant shall remove, at its cost and expense, all telephone cables and related wiring installed by or for Tenant after completion of the initial tenant improvements in the Premises which Landlord requests Tenant to remove. If Tenant so requests at the time any such cables or wiring is to be installed, Landlord will advise Tenant as to whether such cable or wiring will be required to be removed at the termination or expiration of the Lease. Tenant agrees that neither Landlord nor any of its agents or employees shall be liable, by abatement of Rent or otherwise, to Tenant, or any of Tenant’s employees, agents, customers or invitees or anyone claiming through, by or under Tenant, for any damages, injuries, losses, expenses, claims or causes of action because of any interruption, diminution, delay or discontinuance at any time for any reason in the furnishing of any telecommunications service to the Premises (including, without limitation, any act or omission of any tenant or occupant of the Building or any other person with respect to the Building wiring) and no such interruption, diminution, delay or discontinuance shall constitute an eviction or disturbance of Tenant’s use and possession of the Premises or any part thereof.

8.	REPAIRS

A. Subject to paragraph 8B below, Tenant will, at Tenant’s own expense, keep the Premises in good order, repair and condition, at all times during the Term, and Tenant shall promptly and adequately repair all damage to the Premises and replace or repair all damaged or broken fixtures and appurtenances and such replacement or repair shall be under the supervision and subject to the approval of the Landlord (which shall not be unreasonably withheld, conditioned or delayed) and within a reasonable period of time specified by the Landlord. If the Tenant does not do so after notice and reasonable opportunity to cure, Landlord may, but need not, make such repairs and replacements, and Tenant shall pay Landlord forthwith, upon being billed for same by Landlord, the cost thereof, including 15% of the cost thereof plus all overhead, general conditions, fees and other costs or expenses arising from Landlord’s involvement with such repairs and replacements. Landlord may, but shall not be required to, enter the Premises at all reasonable times to make such repairs, alterations, improvements and additions to the Premises or to the Building or to any equipment located in the Building as Landlord desires or deems necessary or as Landlord may be required to do by governmental authority or court order or decree.

B. Landlord shall, at Landlord’s sole cost and expense (which costs and expenses may be included in Operating Expenses subject to the exclusions set forth in paragraph 4A(iv) hereof), maintain the exterior, all common areas and the basic building systems in good order, repair and condition comparable to a first class office building. As a material inducement to Landlord entering into this Lease, Tenant waives and releases its right to make repairs at Landlord’s expense under Section 1942 of the California Civil Code or under any other law, statute or ordinance now or hereafter in effect, and Tenant waives and releases the right to terminate this Lease under Section 1932(1) of the California Civil Code or any similar or successor statute.

9.	ADDITIONS AND ALTERATIONS

A. Tenant shall not, without the prior written consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed, make any alterations, improvements or additions to the Premises; provided, however, that Landlord’s consent shall not be required with respect to alterations, improvements or additions which (i) cost less than $50,000, (ii) do not involve any structural work in the Building and are not visible from the exterior of the Premises, (iii) do not involve any alterations to basic Building systems or affect the operation thereof, and (iv) do not require entry into another tenant’s premises. If Landlord consents to said alterations, improvements or additions, it may impose such reasonable conditions with respect thereto as Landlord deems appropriate, including, without limitation, insurance against liabilities which may arise out of such work, and plans and specifications plus permits necessary for such work. The work necessary to make any alterations, improvements or additions to the Premises shall be done at Tenant’s expense by employees of or contractors hired by Landlord, except to the extent Landlord gives its prior written consent to Tenant’s hiring contractors which consent shall not be unreasonably withheld Tenant shall promptly pay to Landlord’s or to Tenant’s contractors, as the case may be, when due, the cost of all such work and of all decorating required by reason thereof. Tenant shall also pay to Landlord actual costs of such work including such costs sufficient to reimburse Landlord for overhead, general conditions, fees (including legal and other professional fees) and all other costs and expenses arising from Landlord’s involvement with such work, and, if Landlord acts as General Contractor or Subcontractor for all or any portion of the work, in addition to the foregoing, Landlord shall be entitled to 10% of the cost of such work performed by Landlord. Upon completion of such work, Tenant shall deliver to Landlord, if payment is made directly to contractors, evidence of payment, contractors’ affidavits and full and final waivers of all liens for labor, services or materials. Tenant shall defend and hold Landlord harmless from all costs, damages, liens and expenses related to such work other than work performed by Landlord, if any. All work done by Tenant and Landlord or its contractors pursuant to Article 8 or 9 shall be done in a first-class workmanlike manner using only good grades of materials and shall comply with all insurance requirements and all applicable laws and ordinances and rules and regulations of governmental departments or agencies. If Tenant so requests at the time Tenant makes any alterations, improvements or additions, Landlord will advise Tenant as to whether such alterations, improvements or additions will be required to be removed at the termination or expiration of the Lease.

B. All alterations, improvements and additions to the Premises (other than Tenant’s trade fixtures, equipment and other movable personal property), whether temporary or permanent in character, made or paid for by Landlord or Tenant, shall, without compensation to Tenant, become Landlord’s property at the termination of this Lease by lapse of time or otherwise and shall be relinquished to Landlord in good condition, ordinary wear excepted, unless Landlord requests their removal (in which cease Tenant shall remove the same as provided in Article 16.)

10.	COVENANT AGAINST LIENS

Tenant has no authority or power to cause or permit any lien or encumbrance of any kind whatsoever, whether created by act of Tenant, operation of law or otherwise, to attach to or be placed upon Landlord’s title or interest in the Building or Premises, and any and all liens and encumbrances created by Tenant shall attach to Tenant’s interest only. Tenant covenants and agrees not to suffer or permit any lien or mechanics or material men or others to be placed against the Building or Premises with respect to work or services claimed to have been performed for or materials claimed to have been furnished to Tenant or the Premises, and, in case of any such lien attaching, Tenant covenants and agrees to cause it to be immediately released and removed of record, which may be accomplished by the purchase of a lien release bond.

In the event that such lien is not immediately released and removed or so bonded against, Landlord, at its sole option, may take all action necessary to release and remove such lien (without any duty to investigate the validity thereof) and Tenant shall promptly, upon notice, reimburse Landlord for all sums, costs and expenses (including reasonable attorneys’ fees) incurred by Landlord in connection with such lien.

11.	INSURANCE AND WAIVER OF CLAIMS INDEMNIFICATION

A.	Landlord Insurance.

(i) Landlord shall keep the Building insured for the benefit of Landlord in an amount equivalent to the full replacement value thereof (excluding foundation, grading and excavation costs) against:

(a) loss or damage by fire and all risk perils covered by special causes of loss property insurance, including theft and vandalism, subject to standard policy exclusions;

(b) such other risk or risks of a similar or dissimilar nature as are now, or may in the future be, customarily covered with respect to buildings and improvements similar in construction, general location, use, occupancy and design to the Building including, but without limiting the generality of the foregoing, windstorms, hail, explosion, vandalism, malicious mischief, civil commotion, and such other coverage as Landlord may deem appropriate or necessary including, but not limited to, bailer and machinery, difference in condition and rent loss insurance, provided that such additional coverage is obtainable and provided further that such additional coverage as is customarily carried with respect to buildings and improvements similar in construction, general location, use, occupancy and design to the Building.

(ii) Landlord also shall maintain, for its benefit and the benefit of the Building’s managing agent, commercial general liability with broad liability endorsement insurance against claims for personal injury, death or property damage occurring upon, in or about the Premises and Building.

(iii) Insurance premiums paid for such coverage shall be a portion of the “Operating Expenses” described in Article 4 hereof. These insurance provisions shall in no way limit or modify any of the obligations of Tenant under any provision of this Lease. Landlord agrees that such policy or policies of insurance described in clause (i) above shall contain a waiver of subrogation clause as to Tenant, Tenant’s directors, officers, shareholders, agents and employees, and, except as provided in paragraph 16 hereof and in paragraphs (p) and (t) of the Rules and Regulations from time to time in effect, Landlord waives, releases and discharges Tenant, Tenant’s directors, officers, shareholders, agents and employees, from all claims or demands whatsoever which Landlord may have or acquire arising out of damage to or destruction of the Building or Landlord’s business therein occasioned by fire or other cause to the extent such loss or damage is covered by valid and collectible insurance policies or would have been recoverable under any insurance policy required to be carried hereunder. Notwithstanding the foregoing, Tenant shall be obligated to pay the Rent called for hereunder in the event of damage to or destruction of the Building, if such damage or destruction is caused by the negligence or fault of Tenant, its agents or employees.

B.	Tenant Insurance.

(i) Tenant shall keep all of its machinery, equipment, furniture, fixtures, personal property (including also property under the care, custody, or control of Tenant) and business interests which may be located in, upon, or about the Premises insured for the benefit of Tenant in an amount equivalent to the full replacement value or insurable value thereof against:

(a) loss or damage by fire and all risk perils covered by special causes of loss property insurance, including theft and vandalism, subject to standard policy exclusions;

(b) such other risk or risks of a similar or dissimilar nature as are now, or may in the future be, customarily covered with respect to a tenant’s machinery, equipment, furniture, fixtures, personal property, including but not limited to Tenant’s improvements to the Premises, and business located in a building, similar in construction, general location, use, occupancy and design to the Building, including, but without limiting the generality of the foregoing, windstorms, hail, explosions, vandalism, theft, malicious mischief, civil commotion, and such other coverage as Tenant may deem appropriate or necessary.

(ii) Tenant agrees that such policy or policies of insurance shall contain a waiver of subrogation clause to Landlord and Landlord’s members, directors, officers, shareholders, managers, agents and employees, and Tenant waives, releases and discharges Landlord and Landlord’s members, directors, officers, shareholders, managers, agents and employees from all claims or demands whatsoever which Tenant may have or acquire arising out of damage to or destruction of the machinery, equipment, furniture, fixtures, personal property and business of Tenant occasioned by fire or other cause, to the extent such loss or damage is covered by valid and collectible insurance policies or would have been recoverable under any insurance policy required to be carried hereunder or is within the deductible amount or coinsurance portion of any such insurance policy.

(iii) Tenant, at Tenant’s sole cost and expense, shall maintain comprehensive commercial general liability with broad liability endorsement insurance against claims for personal injury, death or property damage occurring upon, in or about the Premises and Building, for the benefit of Tenant and naming Landlord and Landlord’s manager, Quadrangle, LLC (or such other manager as Landlord may advise Tenant in writing from time to time), and their respective members, directors, officers, shareholders, agents and employees, and the holder(s) of any mortgages) on all or any portion of the Building, as additional insureds. Such insurance shall afford protection of not less than Three Million and 00/100 Dollars ($3,000,000.00) per occurrence, and Three Million and 00/100 Dollars ($3,000,000.00) aggregate, combined single limit bodily injury and property damage. Such policies of insurance shall be written in companies reasonably satisfactory to Landlord, and such policies, or a memorandum or certificate of such insurance, shall, prior to Tenant taking possession of the Premises, be delivered to Landlord endorsed “Premium Paid” by the company or agency issuing the same or accompanied by other evidence satisfactory to Landlord that the premium thereon has been paid. At such time as insurance limits required of tenants in similar buildings in the area in which the Building is located are generally increased to greater amounts, Landlord shall have the right to require such greater limits as may then be customary. Tenant agrees to include in such policy the contractual liability coverage insuring Tenant’s indemnification obligations provided for herein, which coverage shall be at least as broad as standard contractual liability form coverage. Any such coverage shall be deemed primary to any liability coverage secured by Landlord.

C.	Mutual Indemnification.

(i) Tenant agrees to indemnify and save Landlord and Landlord’s members, directors, officers, shareholders, agents and employees harmless against and from any and all claims by or on behalf of any person or persons, firm or firms, corporation or corporations, arising from any act or negligence on the part of Tenant or its agents, contractors, servants, employees or licensees, or arising from their use of the Premises or Building or any accident, injury or damage to the extent caused by Tenant, its agents, contractors, servants, employees or licensees to any person, firm or corporation occurring during the Term of this Lease or any renewal thereof, in or about the Premises and Building, and from and against all costs, reasonable counsel fees, expenses and liabilities incurred in or about any such claim or action or proceeding brought thereon; and in case any action or proceeding be brought against Landlord, and Landlord’s members, directors, officers, shareholders, agents and employees by reason of any such claim, Tenant, upon notice from Landlord, covenants to resist or defend such action or proceeding by counsel reasonably satisfactory to Landlord.

(ii) Landlord agrees to indemnify and save Tenant and Tenant’s directors, officers, shareholders, agents and employees harmless against and from any and all claims by or on behalf of any person or persons, firm or firms, corporation or corporations, arising from any act or negligence on the part of Landlord or its agents, contractors, servants, or employees, or arising from their use of the Premises or Building or any accident, injury or damage to the extent caused by Landlord, its agents, contractors, servants or employees to any person, firm or corporation occurring during the Term of this Lease or any renewal thereof, in or about the Premises and Building, and from and against all costs, reasonable counsel fees, expenses and liabilities incurred in or about any such claim or action or proceeding brought thereon; and in case any action or proceeding be brought against Tenant, and Tenant’s directors, officers, shareholders, agents and employees by reason of any such claim, Landlord, upon notice from Tenant, covenants to resist or defend such action or proceeding by counsel reasonably satisfactory to Tenant.

D.	Waiver of Claims.

Tenant agrees that Landlord and Landlord’s members, directors, officers, shareholders, agents, employees and servants shall not be liable, and Tenant waives all claims for damage to property and business sustained during the Term of this Lease by Tenant occurring in or about the Premises or Building, resulting directly or indirectly from any existing or future condition, defect, matter or thing in the Premises, the Building, or any part thereof; or from equipment or appurtenances becoming out of repair or from accident, or from any occurrence or act or omission of Landlord and Landlord’s members, directors, officers, shareholders, agents, employees or servants, or any tenant or occupant of the Building or any other person. This paragraph shall apply especially, but not exclusively, to damage caused as aforesaid or by the flooding of basements or other subsurface areas, or by refrigerators, sprinkling devices, air conditioning apparatus, water, snow, frost, steam, excessive heat or cold, falling plaster, broken glass, sewage, gas, odors or noise, or the bursting or leaking of pipes or plumbing fixtures, and shall apply equally, whether any such damage results from the act or omission of other tenants or occupants of the Building or any other persons, and whether such damage be caused by or result from any of the aforesaid, or shall be caused by or result from other circumstances of a similar or dissimilar nature. Notwithstanding the foregoing, Tenant shall not be required to indemnify Landlord for, and does not waive, claims to the extent such claims are caused by the willful misconduct of Landlord, its employees or agents.

E.	Tenant Compliance.

Tenant shall comply with all applicable laws and ordinances, all orders and decrees of court and all requirements of other governmental authorities with respect to its use of the Premises and Common Areas, and shall not, directly or indirectly, make any use of the Premises which may thereby be prohibited or be dangerous to person or property or which may jeopardize any insurance coverage, or may increase the cost of insurance or require additional insurance coverage. If by reason of the failure of Tenant to comply with the provisions of this Article 11, any insurance coverage is jeopardized or insurance premiums are increased, Landlord shall have the option either to terminate this Lease or to require Tenant to make immediate payment of the increased insurance premium.

12.	FIRE OR CASUALTY

Article 8 hereof not withstanding, if the Premises or the Building (including machinery or equipment used in its operation) shall be damaged by fire or other casualty and if such damage does not render all or a substantial portion of the Premises or the building untenantable, then Landlord shall repair and restore the same with reasonable promptness, subject to reasonable delays for insurance adjustments and delays caused by matters beyond Landlord’s reasonable control but Landlord shall not be obligated to expend therefor an amount in excess of the proceeds of insurance recovered with request thereto. If any such damage renders all or a substantial portion of the Premises or the Building untenantable, Landlord shall, within sixty (60) days of such damage or destruction, deliver to Tenant an estimate of the duration of the period in which the Premises will be untenantable, as reasonably determined by Landlord. If such estimated period shall be for more than three hundred (300) days from the date of such damage, then Landlord, or Tenant if in addition thereto at least fifty percent (50%) of the Premises is untenantable and such damage does not result from Tenant’s fault or neglect, shall have the right to terminate this Lease (with appropriate prorations of Rent being made for Tenant’s possession subsequent to the date of such damage of those tenantable portions of the Premises) upon giving written notice to the other within fifteen (15) days after the delivery to Tenant of Landlord’s repair estimate. Unless this Lease is terminated as provided in the preceding sentence and so long as such damage does not result from Tenant’s fault or neglect, Landlord shall proceed with reasonable promptness to repair and restore the Premises, subject to reasonable delays for insurance adjustments and delays caused by matters beyond Landlord’s reasonable control. Landlord shall have no liability to Tenant, and Tenant shall not be entitled to terminate this Lease by virtue of any delays in completion of such repairs and restoration; provided, however, that Rent shall abate on those portions of the Premises as are, from time to time, untenantable as a result of such damage (except fires or casualties resulting from Tenant’s fault or neglect). For purposes of this Article 12, the Premises shall be deemed “untenantable” to the extent same if materially unsuitable for typical office uses, in Tenant’s reasonable judgment, or Tenant is deprived of access thereto, on account of any casualty (whether or not the casualty affects the Premises, or portion thereof, directly).

Notwithstanding anything to the contrary herein set forth, Landlord shall have no duty pursuant to this Article 12 to repair or restore any portion of the alterations, additions or improvements in the Premises or the decoration thereto except to the extent that such alterations, additions, improvements and decoration were provided by Landlord, at Landlord’s cost, at the beginning of the Term. If Tenant wants any other additional repairs or restoration and if Landlord consents thereto, the same shall be done at Tenant’s expense subject to all of the provisions of Article 8 hereof.

The provisions of this Lease, including this Article 12, constitute an express agreement between Landlord and Tenant with respect to any and all damage in, or destruction of, all or any part of the Premises, the Building or any other portion of the Project by fire or other casualty, and no statute or regulation which is inconsistent with this Article 12, now or hereafter in effect, including, without limitation, Section 1932(2) and 1933(4) of the California Civil Code, shall have any application to this Lease with respect to any damage or destruction to all or any part of the Premises or the Building.

13.	NONWAIVER

No waiver of any provision of this Lease shall be implied by any failure of Landlord to enforce any remedy on account of the violation of such provision, even if such violation be continued or repeated subsequently, and no express waiver shall affect any provision other than the one specified in such waiver and that one only for the time and in the manner specifically stated. No receipt of moneys by Landlord from Tenant after the termination of this Lease shall in any way alter the length of the Term or of Tenant’s right of possession hereunder or after the giving of any notice shall reinstate, continue or extend the Term or affect any notice given Tenant prior to the receipt of such moneys, it being agreed that after the service of notice or the commencement of a suit or after final judgment for possession of the Premises, Landlord may receive and collect any Rent due, and the payment of said Rent shall not waive or affect said notice, suit or judgment.

14.	CONDEMNATION

If the whole of or any substantial part of the Premises is taken by any public authority under the power of eminent domain, or taken in any manner for any public or quasi-public use, so as to render (in Landlord’s reasonable judgment) the remaining portion of the Premises unsuitable for the purposes intended hereunder, then the Term of this Lease shall cease as of the day possession shall be taken by such public authority and Landlord shall make a pro rata refund of any prepaid Rent. All damages awarded for such taking under the power of eminent domain or any like proceedings shall belong to and be the property of Landlord, and Tenant hereby assigns to Landlord its interest, if any, in said award. In the event that fifty percent (50%) or more of the Building area or appurtenances or fifty percent (50%) or more of the value of the Building is taken by public authority under the power of eminent domain, then, at Landlord’s option, by written notice to Tenant mailed within sixty (60) days from the date possession shall be taken by such public authority, Landlord may terminate this lease effective upon a date within ninety (90) days from the date of such notice to Tenant. Further, if the whole or any part of the Premises is taken by public authority under the power of eminent domain, or taken in any manner for any public or quasi-public use, so as to render the remaining portion of the Premises unsuitable, in Tenant’s reasonable opinion, for the purposes intended hereunder, upon delivery of possession to the condemning authority pursuant to the proceedings, Tenant may, at its option, terminate this Lease as to the remainder of the Premises by written notice to Landlord. Such notice is to be given to Landlord within thirty (30) days after Tenant receives notice of the taking. Tenant shall not have the right to terminate this Lease pursuant to the proceeding sentence unless (i) the business of Tenant conducted in the portion of the Premises taken cannot, in Tenant’s reasonable judgment, be carried on with substantially the same utility and efficiency in the remainder of the Premises (or any substitute space securable by Landlord pursuant to clause (ii) hereof); and (ii) Tenant cannot secure substantially similar (in Tenant’s reasonable judgment) alternate space upon the same terms and conditions as set forth in this Lease (including rental) from Landlord in the Building. Any notice of termination shall specify the date, no more than sixty (60) days after the giving of such notice as the date, for such termination.

Anything in this Article 14 to the contrary notwithstanding, Tenant shall have the right to prove in any condemnation proceedings and to receive any separate award which may be made for damages to or condemnation of Tenant’s moveable trade fixtures and equipment and for moving expenses; provided however, Tenant shall in no event have any right to receive any award for its interest in this Lease or for loss of leasehold. Anything in this Article 14 to the contrary notwithstanding, in the event of a partial condemnation of the Building or Premises and this Lease is not terminated, Landlord shall, at its sole cost and expense, restore the Building and Premises to a complete architectural unit and the Base Rent provided for herein during the period from and after the date of delivery of possession pursuant to such proceeding to the termination of this Lease shall be reduced to a sum equal to the product of the Base Rent provided for herein multiplied by a fraction, the numerator of which is the fair market rent of the Premises after such taking and after the same has been restored to a complete architectural unit, and the denominator of which is the fair market rent of the Premises prior to such taking.

15.	ASSIGNMENT AND SUBLETTING

Tenant shall not, without the prior written consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed in the case of assignment or subletting by Tenant: (a) assign, convey or mortgage this Lease or any interest hereunder; (b) suffer to occur or permit to exist any assignment of this Lease or any lien upon Tenant’s interest herein, involuntarily or by operation of law; (c) sublet the Premises or any portion thereof; or (d) permit the use of the Premises by any parties other than Tenant and Tenant’s employees. Any such action on the part of Tenant shall be void and of no effect. Notwithstanding the foregoing, Tenant may, upon prior notice to Landlord, sublet all or a portion of the Premises or assign this Lease to an Affiliate of Tenant. For purposes hereof, an “Affiliate” shall mean (i) an entity which controls, is controlled by or is under common control with Tenant, or any successor by merger or consolidation with Tenant provided that the net worth and total assets of the successor corporation is not less than Fifty Million Dollars ($50,000,000) or (ii) any entity which purchases all or substantially all of the assets of Tenant, provided that the net worth of such purchasing entity is not less than Fifty Million Dollars ($50,000,000). A subletting or assignment permitted under the preceding two (2) sentences shall be referred to herein as a “Permitted Transfer”. Landlord’s consent to any assignment, subletting or transfer, or the occurrence of any assignment, subletting or transfer which does not require Landlord’s consent, shall not release the original Tenant from any covenant or obligation under this Lease. Further, the consent of Landlord to any assignment, subletting or transfer shall not constitute a waiver of the right of Landlord to withhold its consent to any further assignment, subletting or transfer. Landlord may condition its consent upon execution by the subtenant or assignee of an instrument confirming such restrictions on further subleasing or assignment and joining in the waivers and indemnities made by Tenant hereunder. Tenant hereby waives any right it may have at law or in equity to terminate this Lease as a result of Landlord’s failure to consent to any assignment, subletting or transfer, including any of its rights under California Civil Code Section 1985.310.

If Tenant desires the consent of Landlord to an assignment or subletting, Tenant shall submit to Landlord at least thirty (30) days prior to the proposed effective date of the assignment or sublease a written notice which includes:

(a) all documentation then available related to the proposed sublease or assignment (copies of final executed documentation to be supplied on or before the effective date in form identical in all substantive respects to that which is consented to by Landlord); and

(b) sufficient information to permit Landlord to determine the identity, character and financial condition of the proposed subtenant or assignee and the intended use of the Premises or portion thereof by such proposed subtenant or assignee;

Landlord may withhold its consent to such assignment or subletting for reasons which include, but are not limited to, the following:

(i) in the reasonable judgment of Landlord the subtenant or assignee is of a character or engaged in a business which is not in keeping with the standards maintained by Landlord in the Building;

(ii) in the reasonable judgment of Landlord the subtenant or assignee does not have a financial condition sufficient to satisfy its obligations with respect to its occupancy of the Premises or portion thereof;

(iii) in the reasonable judgment of Landlord the purpose for which the subtenant or assignee intends to use the subleased space is in violation of the terms of this Lease or the lease of any other tenant in the Building which prohibits such use; or

(iv) the proposed subtenant or assignee is an agency or instrumentality of any federal, state or local government or governmental authority.

Landlord shall have the right, but not the duty, to terminate this Lease as to that portion of the Premises which Tenant seeks to assign, sublet or convey, whether by requesting the consent of Landlord thereto or otherwise. Landlord may exercise such right to terminate by giving written notice to Tenant within thirty (30) days after receipt of notice (and the information described in clauses (a) and (b) above) from Tenant of its intent to sublease all or a portion of the Premises or to assign the Lease. In the event Landlord exercises such right to terminate, Landlord shall be entitled to recover possession of such portion of the Premises on the later of (a) the proposed date for possession of the Premises or portion thereof by such assignee or subtenant or (b) ninety (90) days after the date of Landlord’s notice of termination. Notwithstanding the foregoing, if Landlord exercises its election to terminate the Lease under this paragraph with respect to such portion of the Premises, Tenant shall have the right, upon written notice given to Landlord within five (5) days after receiving Landlord’s notice of termination, to withdraw its request for such subletting or assignment, in which event Landlord’s election to terminate shall be revoked and this Lease shall remain in full force and effect.

In the event landlord fails to exercise its right of termination as aforesaid in the preceding paragraph and Landlord consents to any assignment or sublease of any portion of the Premises, as a condition of Landlord’s consent, if Landlord so elects to consent, Tenant shall pay to Landlord fifty percent (50%) of all profit derived by Tenant from such assignment or sublease after deducting Tenant’s costs of the transaction evenly amortized over the term thereof. Tenant shall furnish Landlord with a sworn statement, certified by an officer of Tenant, setting forth in detail the computation of profit (which computation shall be based upon generally accepted accounting principles), and Landlord, or its representatives, shall have access to the books, records, and papers of Tenant in relation thereto, and to make copies thereof. Any rent in excess of that paid by Tenant hereunder realized by reason of such assignment shall be deemed an item of such profit. If a part of the consideration for such assignment shall be payable other than in cash, the payment to Landlord shall be payable in accordance with the foregoing percentage of the cash and other non-cash considerations in such form as is satisfactory to Landlord. Such percentage of Tenant’s profit shall be paid to Landlord promptly by Tenant upon Tenant’s receipt from time to time of periodic payments from such assignee or subtenant or at such other time as Tenant shall realize its profits from such assignment or sublease.

16.	SURRENDER OF POSSESSION

Upon the expiration of the term or upon the termination of Tenant’s right of possession, whether by lapse of time or at the option of Landlord as herein provided, Tenant shall forthwith surrender the Premises to Landlord in good order, repair and condition, ordinary wear excepted, and shall, if Landlord so requires, restore the Premises to the condition existing at the beginning of the Term, ordinary wear and tear excepted. Any interest of Tenant in the alterations, improvements, and additions to the Premises (including without limitation all carpeting or floor covering) made or paid for by Landlord or Tenant shall, without compensation to Tenant become Landlord’s property at the termination of this Lease by lapse of time or otherwise and such alterations, improvements and additions shall be relinquished to Landlord in good condition, ordinary wear excepted. At the termination of the Term or of Tenant’s right of possession, Tenant agrees to remove all alterations, improvements and additions required to be removed pursuant to Section 9 hereof and the following items of Tenant’s property: office furniture, trade fixtures, office equipment and all other items of Tenant’s property on the Premises. Tenant shall pay to Landlord, upon demand, the cost of repairing any damage to the Premises and to the Building caused by any such removal. If Tenant shall fail or refuse to remove any such property from the Premises, Tenant shall be conclusively presumed to have abandoned the same, and title thereto shall thereupon pass to Landlord without any cost either by set-off, credit, allowance or otherwise, and Landlord, at its option, may accept the title to such property or at Tenant’s expense may (i) remove the same or any part in any manner that Landlord shall choose, repairing any damage to the Premises caused by such removal, and (ii) store, destroy or otherwise dispose of the same without incurring liability to Tenant or any other person. Notwithstanding anything contained in this Article 16 to the contrary, Tenant shall not be required to remove (a) the initial improvements to the Premises installed pursuant to the Work Letter (except for any roof-mounted equipment installed by Tenant) or (b) any alterations, improvements or additions with respect to which Tenant has been released from the obligations for removal pursuant to the last sentence of paragraph 9(a) above.

17.	HOLDING OVER

Tenant shall pay to Landlord as Rent a sum equal to 150% of the Rent herein provided during each month or portion thereof for which Tenant shall retain possession of the Premises or any part thereof after the termination of the Term or of Tenant’s right of possession, whether by lapse of time or otherwise, and also shall pay all damages sustained by Landlord on account thereof allowed by law. The provisions of this Article 17 shall not be deemed to limit or constitute a waiver of any other rights or remedies of Landlord at law or as provided herein.

18.	TENANT’S CERTIFICATE

Tenant agrees that, from time to time upon not less than ten (10) business days prior request by Landlord, the Tenant or Tenant’s duly authorized representative having knowledge of those matters set forth in Exhibit D attached hereto and made a part hereof shall deliver to Landlord a completed Tenant’s Statement in the form attached hereto as Exhibit D, it being intended that such Tenant’s Statement may be relied upon by any mortgagee of Landlord or by any other person, firm or entity to whom Landlord may further direct Tenant to address such Tenant’s Statement. Tenant shall execute and deliver such completed Tenant’s Statement, and in the event Tenant fails so to do within twenty (20) days after demand in writing, Tenant shall be in default under this lease.

19.	SUBORDINATION

This Lease is subject and subordinate to all present and future ground or underlying leases of the Building and to the lien of any mortgages or trust deeds, now and hereafter in force against the Building or any of them or any part thereof, and to all renewals, extensions, modifications, consolidations and replacements thereof, and to all advances made or hereafter to be made upon the security of such mortgages or trust deeds, unless the holders of such mortgages or trust deeds or the lessors under such ground lease or underlying leases require, in writing, that this Lease shall be superior thereto; provided, however, that this Lease will not be subordinate to future mortgages, trust deeds or ground or underlying leases unless the holder thereof agrees in a non-disturbance agreement that Tenant’s use and occupancy of the Premises shall not be disturbed so long as Tenant is not in default under this Lease. Landlord agrees to use reasonable efforts (but shall not be required to pay any fee or cost) to obtain for Tenant a subordination, non-disturbance and attornment agreement with any existing mortgagee of the Building in accordance with such mortgagee’s requirements. Tenant shall, at Landlord’s request execute such further reasonable instruments or assurances as Landlord may reasonably deem necessary to evidence or confirm the subordination or superiority of this Lease to any such mortgages, trust deeds, ground leases or underlying leases. If any mortgage shall be foreclosed or property encumbered thereby is transferred in lieu of foreclosure, or if any ground or underlying lease be terminated, (i) the liability of the mortgagee or trustee hereunder or purchaser at such foreclosure sale or the liability of a subsequent owner designated as Landlord under this Lease shall exist only so long as such trustee, mortgagee, purchaser or owner is the owner of the Land or Building and such liability shall not continue or survive after further transfer of ownership; and (ii) upon the request of the mortgagee, trustee or ground lessor, Tenant will attorn, as Tenant under this Lease, to the purchaser at any foreclosure sale under any mortgage or the ground lessor.

20.	CERTAIN RIGHTS RESERVED BY LANDLORD

Landlord shall have the following rights, each of which Landlord may exercise without notice to Tenant and without liability to Tenant for damage or injury to property, person or business on account of the exercise thereof, and the exercise of any such rights shall not be deemed to constitute an eviction or disturbance of Tenant’s use or possession of the Premises and shall not give rise to any claim for set-off or abatement of rent and any other claim:

(a) To change the Building’s name or street address;

(b) To install, affix and maintain any and all signs on the exterior and on the interior of the Building;

(c) To decorate or to make repairs, alterations, additions, or improvements, whether structural or otherwise, in and about the Building, or any part thereof, and for such purposes, to enter upon the Premises, and during the continuance of any of said work, to temporarily close doors, entryways, public space and corridors in the Building and to interrupt or temporarily suspend services or use of facilities, all without affecting any of Tenant’s obligations hereunder, so long as the Premises are reasonably accessible and usable;

(d) To furnish door keys for doors in the Premises at the commencement of the Lease. To retain at all times, and to use in appropriate instances, keys to all doors within and into the Premises. Tenant agrees to purchase only from Landlord additional duplicate keys as required, to change no locks, and not to affix locks on doors without the prior written consent of Landlord Notwithstanding the provisions for Landlord’s access to Premises, Tenant relieves and releases the Landlord of all responsibility arising out of theft, robbery and pilferage. Upon the expiration of the Term or of Tenant’s right to possession, Tenant shall return all keys to Landlord and shall disclose to Landlord the combination of any safes, cabinets or vaults left in the Premises;

(e) To designate that window treatment shall be Building standard venetian blinds or curtains and to designate and approve, prior to installation, all types of additional window shades, blinds, or draperies;

(f) To approve the weight, size and location of safes, vaults and other heavy equipment and articles in and about the Premises and the Building (so as not to exceed the legal live load per square foot designated by the structural engineers for the Building, which is a superimposed load capacity of 100 pounds per square foot which includes twenty pounds per square foot for partition load), and to require all such items and furniture and similar items to be moved into or out of the Building and Premises only at such times and in such manner as Landlord shall direct in writing Tenant shall not install or operate machinery or any mechanical devices of a nature not directly related to Tenant’s ordinary use of the Premises without the prior written consent of Landlord. Movements of Tenant’s property into or out of the Building and within the Building are entirely at the risk and responsibility of Tenant and Landlord reserves the right to require permits before allowing any property to be moved into or out of the Building;

(g) To close the Building after regular working hours and on Saturdays, Sundays and legal holidays subject, however, to Tenant’s right to admittance to the Premises under such regulations as Landlord may prescribe from time to time, which may include but shall not be limited to, a requirement that persons entering or leaving the Building identify themselves to a watchman by registration or otherwise and establish their right to enter or leave the Building. Such regulations may include, but shall not be limited to, the requiring of identification from Tenant’s employees, agents, clients, customers, invitees, visitors and guests;

(h) To establish controls for the purpose of regulating all property and packages (both personal and otherwise) to be moved into or out of the Building and Premises;

(i) To regulate delivery and service of supplies in order to insure the cleanliness and security of the Premises and to avoid congestion of the loading docks, receiving areas and freight elevators;

(j) To show the Premises to prospective tenants at reasonable hours upon reasonable advance notice (which may be telephonic) during the last twelve months of the Term, and, if vacated or abandoned, to show the Premises at any time and to prepare the Premises for re-occupancy;

(k) To erect, use and maintain pipes, ducts, wiring and conduits, and appurtenances thereto, in and through the Premises at reasonable locations; and

(l) To enter the Premises at any reasonable time with reasonable advance notice (except in the event of an apparent emergency) to inspect the Premises.

21.	RULES AND REGULATIONS

Tenant agrees to observe the rules and regulations for the Building attached hereto as Exhibit E and made a part hereof. Landlord shall have the right from time to time to prescribe additional rules and regulations which, in its judgment, may be desirable for the use, entry, operation and management of the Premises and Building, each of which rules and regulations and any amendments thereto shall become a part of this Lease. Tenant shall comply with all such rules and regulations provided, however, that such rules and regulations shall not contradict or abrogate any tight or privilege herein expressly granted to Tenant.

22.	LANDLORD’S REMEDIES

If default shall be made in the payment of the Rent or any installment thereof in the payment of any other sum required to be paid by Tenant under this Lease or under the terms of any other agreement between Landlord and Tenant and such default shall continue for five (5) days after written notice to Tenant (provided, however, that Landlord shall not be required to give Tenant notice or an opportunity to cure with respect to a monetary default after the first time in any one year period), or if default shall be made in the observance or performance of any of the other covenants or conditions in this Lease which Tenant is required to observe and perform and such default shall continue for thirty (30) days after written notice to Tenant (unless such non-monetary default by its nature is curable but cannot be cured within such thirty (30) day period, in which event, if Tenant commences and diligently prosecutes such cure within the thirty (30) day period, Tenant shall have such additional period as is reasonably necessary to cure such default to completion, in no event to exceed ninety (90) days after such notice to Tenant), or if a default involves a hazardous condition and is not cured by Tenant immediately upon written notice to Tenant, or if the interest of Tenant in this Lease shall be levied on under execution or other legal process, or if any voluntary petition in Bankruptcy or for corporate reorganization or any similar relief shall be filed by Tenant, or if any involuntary petition in Bankruptcy shall be filed against Tenant under any federal or state Bankruptcy or insolvency act and shall not have been dismissed within thirty (30) days from the filing thereof, or if a receiver shall be appointed for Tenant or any of the property of Tenant by an court and such receiver shall not have been dismissed within thirty (30) days from the date of his appointment, or if Tenant shall make an assignment for the benefit of creditors, or if Tenant shall admit in writing Tenant’s inability to meet Tenant’s debts as they mature, then Landlord may treat the occurrence of any one or more of the foregoing events as a breach of this Lease, and thereupon, at its option, may, with or without notice or demand of any kind to Tenant or any other person, have any one or more of the following described remedies in addition to all other rights and remedies provided at law or in equity or elsewhere herein:

(a) Landlord may terminate this Lease and the Term created hereby, in which event Landlord may forthwith repossess the Premises and be entitled to recover forthwith, as damages, in addition to any other sums or damages for which Tenant may be liable to Landlord, a sum of money equal to the excess of the value of the Rent provided to be paid by Tenant for the balance of the Term over the fair market rental value of the Premises, after deduction of all anticipated expenses of reletting, for said period. Should the fair market rental value of the Premises, after deduction of all anticipated expenses of reletting, for the balance of the term, exceed the value of the Rent provided to be paid by Tenant for the balance of the Term, Landlord shall have no obligation to pay to Tenant the excess or any part thereof or to credit such excess or any part thereof against any other sums or damages for which Tenant may be liable to Landlord.

(b) Landlord may terminate Tenant’s right of possession and may repossess the Premises by forcible entry and detainer suit, by taking peaceful possession or otherwise, without terminating this lease, in which event Landlord may, but shall be under no obligation to, relet the same for the account of Tenant, for such rent and upon such terms as shall be satisfactory to Landlord. For the purpose of such reletting, Landlord is authorized to decorate, repair, remodel or alter the Premises. If Landlord shall fail to relet the Premises, Tenant shall pay to Landlord as damages a sum equal to the amount of the Rent reserved in this Lease for the balance of the Term. If the Premises are relet and a sufficient sum shall not be realized from such reletting after paying all of the costs and expenses of all decoration, repairs, remodeling, alterations and additions and the expenses of such reletting and of the collection of the rent accruing therefrom to satisfy the Rent provided for in this Lease, Tenant shall satisfy and pay the same upon demand therefor from time to time. Tenant agrees that Landlord may file suit to recover any sums falling due under the terms of this Article 22 from time to time and that no suit or recovery of any portion due Landlord hereunder shall be any defense to any subsequent action brought for any amount not theretofore reduced to judgment in favor of Landlord.

(c) Landlord shall have the remedy described in California Civil Code Section 1951.4 (lessor may continue lease in effect after lessee’s breach and abandonment and recover rent as it becomes due, if lessee has the right to sublet or assign, subject only to reasonable limitations).

23.	EXPENSE OF ENFORCEMENT

In the event of any litigation between Landlord and Tenant with respect to this Lease, the prevailing party in such litigation shall be entitled to prompt reimbursement by the non-prevailing party of all reasonable costs, damages and expenses, including the reasonable fees and out-of-pocket expenses of counsel, agents and others retained by the prevailing party, incurred by the prevailing party in such litigation.

24.	COVENANT OF QUIET ENJOYMENT

Landlord covenants that the Tenant, on paying the Rent, charges for services and other payments herein reserved and on keeping, observing and performing all the other terms, covenants, conditions, provisions and agreements herein contained on the part of the Tenant to be kept, observed, and performed, shall during the Term, peaceably and quietly have, hold and enjoy the Premises free from interference by Landlord subject, however, to the terms, covenants, conditions, provisions, and agreements of this Lease.

25.	SECURITY DEPOSIT

Intentionally Omitted.

26.	REAL ESTATE BROKER

Tenant represents that Tenant has dealt with (and only with) Cushman & Wakefield of California, Inc. (the “Broker”) in connection with this Lease, and that insofar as the Tenant knows, no other broker negotiated this Lease or is entitled to any commission in connection therewith. Tenant agrees to indemnify, defend and hold Landlord and its beneficiaries, employees, mortgagees, agents, their officers and partners, harmless from and against any claims made by any broker or finder other than the Broker for a commission or fee in connection with this Lease, provided that Landlord has not in fact retained such broker or finder.

27.	MORTGAGEE PROTECTION CLAUSE

A. Tenant agrees to give any mortgagees, trust deed holders and lessors of ground or underlying leases, by registered mail or overnight mail, a copy of any notice of default served upon the Landlord by Tenant, provided that, prior to such notice, Tenant has received notice (by way of service on Tenant of a copy of an assignment of rents and leases or otherwise) of the address of such mortgagees, trust deed holders and/or lessors. Tenant further agrees that if Landlord shall have failed to cure such default within the time provided for in this Lease, then the mortgagees, trust deed holders and lessors shall have an additional thirty (30) days after receipt of notice thereof within which to cure such default or if such default cannot be cured within that time, then such additional time as may be necessary, if, within such thirty (30) days, any mortgagee, trust deed holder and/or lessor has commenced and is diligently pursuing the remedies necessary to cure such default (including, but not limited to commencement of foreclosure or termination proceedings, if necessary to effect such cure). Such period of time shall be extended by any period within which such mortgagee, trust deed holder and/or lessor is prevented from commencing or pursuing such foreclosure or termination proceedings by reason of Landlord’s bankruptcy. Until the time allowed as aforesaid for the mortgagee, trust deed holder and/or lessor to cure such defaults has expired without cure, Tenant shall have no right to, and shall not, terminate this Lease on account of default.

B. No mortgagee, trust deed holder or lessor and no person acquiring title to the Building by reason of foreclosure or termination proceedings or by conveyance in lieu of foreclosure or termination proceedings shall have any obligation or liability to Tenant on account of the Collateral or any other security deposit unless such mortgagee, trust deed holder, lessor or title holder shall receive such Collateral or security deposit in cash.

28.	SEVERABILITY

If any term or provision of this Lease shall to any extent be held invalid or unenforceable, the remaining terms and provisions of this Lease shall not be affected thereby, and each of such remaining terms and provisions of this Lease shall be valid and be enforced to the fullest extent permitted by law.

29.	HAZARDOUS MATERIALS

A. Tenant shall not cause or permit any Hazardous Material (as defined in paragraph C below) to be brought, kept or used in or about the Building by Tenant, its agents, employees, contractors or invitees. Tenant hereby indemnifies Landlord from any breach by Tenant of the obligations stated in the preceding sentence, and agrees to defend and hold Landlord harmless from and against any and all loss, damage, cost and/or expense (including, without limitation, diminution in value of the Building, damages for the loss or restriction on use of rentable or usable space or of any amenity of the Building, damages arising from any adverse impact on marketing of space in the Building, and sums paid in settlement of claims, attorney’s fees, consultant fees, and expert fees) which arise during or after the term of this Lease as a result of such breach. This indemnification of Landlord by Tenant includes, without limitation, cost incurred in connection with any investigation of site conditions or any cleanup, remedial, removal or restoration work required by any federal, state, or local governmental agency or political subdivision because of Hazardous Material present in the soil or ground water on or under the Building which results from such a breach. Without limiting the foregoing, if the presence of any Hazardous Material in the Building caused or permitted by Tenant results in any contamination of the Building, Tenant shall promptly take all actions at its sole expense as are necessary to return the Building to the condition existing prior to the introduction of such Hazardous Material to the Building; provided that Landlord’s approval of such actions, and the contractors to be used by Tenant in connection therewith, shall first be obtained.

B. It shall not be unreasonable for Landlord to withhold its consent to any proposed transfer, assignment, or subletting of the Premises if (i) the proposed transferee’s anticipated use of the Premises involves the generation, storage, use, treatment, or disposal of Hazardous Material; (ii) the proposed transferee has been required by any prior landlord, lender, or governmental authority to take remedial action in connection with Hazardous Material contamination of a property if the contamination resulted from such transferee’s actions or use of the property in question; or (iii) the proposed transferee is subject to any enforcement order issued by any governmental authority in connection with the use, disposal, or storage of a Hazardous Material.

C. As used herein, the term “Hazardous Material” means any hazardous or toxic substance, material, or waste which is or becomes regulated by any local governmental authority or the United States Government. The term “Hazardous Material” includes, without limitation, any material or substance which is (i) defined as a “hazardous waste,” “extremely hazardous waste,” or “restricted hazardous waste” or similar term under the law of the jurisdiction where the property is located or (ii) designated as a “hazardous substance” pursuant to Section 311 of the Federal Water Pollution Control Act (33 U.S.C. § 1317), (iii) defined as a “hazardous waste” pursuant to Section 1004 of the Federal Resource Conservation and Recovery Act, 42 U.S.C. §

6901 et seq. (42 U.S.C. § 6903), (iv) defined as a “hazardous substance” pursuant to Section 101 of the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 99601 et seq. (42 U.S.C. § 9601).

D. As used herein, the term “Laws” means any applicable federal, state, or local laws, ordinances, or regulations relating to any Hazardous Material affecting the Building, including, without limitation, the laws, ordinances, and regulations referred to in paragraph C above.

E. Landlord and its employees, representatives and agents shall have access to the Building during reasonable hours and upon reasonable notice to Tenant in order to conduct periodic environmental inspections and tests of Hazardous Waste contamination of the Building.

F. Landlord represents that, to Landlord’s knowledge, the parcel of land upon which the Building and Premises are to be located do not, as of the date hereof, contain any Hazardous Materials in violation of applicable Laws.

30.	MISCELLANEOUS

A.	Rights Cumulative.

All rights and remedies of Landlord under this Lease shall be cumulative and none shall exclude any other rights and remedies allowed by law.

B.	Overdue Amounts-Rent Independent.

Any installment of Base Rent, Additional Rent, or other charges to be paid by Tenant accruing under the provisions of this Lease, which shall not be paid when due, shall bear interest at the rate of eighteen percent (18%) per annum from the date when the same is due until the same shall be paid, but if such rate exceeds the maximum interest rate permitted by law, such rate shall be reduced to the highest rate allowed by law under the circumstances. Tenant covenants that the obligation to pay the Base Rent, Additional Rent or any other charges hereunder are independent of any other covenant, condition, provision or agreement herein contained.

C.	Terms.

The necessary grammatical changes required to make the provisions hereof apply either to corporations or partnerships or individuals, men or women, as the case may require, shall in all cases be assumed as though in each case fully expressed.

D.	Binding Effect.

Each of the provisions of this Lease shall extend to and shall, as the case may require, bind or inure to the benefit not only of the Landlord and of Tenant, but also of their respective successors or assigns, provided this clause shall not permit any assignment by Tenant contrary to the provisions of Article 15 hereof.

E.	Lease Contains All Terms.

All of the representations and obligations of Landlord are contained herein and in the Work Letter attached hereto as Exhibit B, and no modification, waiver or amendment of this Lease or of any of its conditions or provisions shall be binding upon the Landlord unless in writing signed by Landlord or by duly authorized agent of Landlord empowered by a written authority signed by Landlord.

F.	Delivery for Examination.

Submission of the form of the Lease for examination shall not bind Landlord in any manner, and no Lease or obligations of the Landlord shall arise until this instrument is (i) signed by both Landlord and Tenant, (ii) delivered to each and (iii) approved in writing, if then required, by any mortgagee, trust deed holder or lessor of a ground or underlying lease.

G.	No Air Rights.

No rights to any view or to light or air over any property, whether belonging to Landlord or any other person, are granted to Tenant by this Lease.

H.	Modification of Lease.

If any lender requires, as a condition to its lending funds or the subsistence of a loan of already disbursed funds (the repayment of which is to be seemed by a mortgage or trust deed on the Building), that certain modifications be made to this Lease, which modifications will not require Tenant to pay any additional amounts or otherwise change materially the rights or obligations of Tenant hereunder, Tenant shall, upon Landlord’s request, execute appropriate instruments effecting such modifications.

I.	Intentionally Omitted.

J.	Substitution of Other Premises.

At any time hereafter, Landlord may (upon thirty (30) days prior notice) substitute for the Premises other premises in the four (4) building complex within Phase One of Green Valley Corporate Center (herein referred to as the “New Premises”), provided that the New Premises shall be usable for Tenant’s purpose, and if Tenant is already in occupancy of the Premises, then, in addition, Landlord shall pay the expenses of Tenant’s moving from the Premises to the New Premises and for improving the New Premises so that they are substantially similar to the Premises. Such move shall be made clueing evenings, weekends, or otherwise so as to incur the least inconvenience to Tenant.

K.	Transfer of Landlord’s Interest.

Tenant acknowledges that Landlord has the right to transfer its interest in the Building and in this Lease and the Work Letter, and Tenant agrees that in the event of any such transfer Landlord shall automatically be released from all liability under this Lease and the Work Letter and Tenant agrees to look solely to such transferee for the performance of Landlord’s obligations hereunder and thereunder. Tenant further acknowledges that Landlord may assign its interest in this Lease and the Work Letter to a mortgagee(s), trust deed holder(s) or lessor(s) of ground or underlying lease(s) as additional security and agrees that such an assignment shall not release Landlord from its obligations hereunder or thereunder and that Tenant shall continue to look to Landlord for the performance of its obligations hereunder and thereunder.

L.	Landlord’s Title.

Landlord’s title is and always shall be paramount to the title of Tenant. Nothing herein contained shall empower Tenant to do any act which can, shall or may encumber the title of the Landlord.

M.	Prohibition Against Recording.

Neither this Lease, nor any memorandum, affidavit or other writing with respect thereto, shall be recorded by Tenant or by anyone acting through, under or on behalf of Tenant without Landlord’s prior written consent and the recording thereof in violation of this provision shall make this Lease null and void at Landlord’s election.

N.	Captions.

The captions of paragraphs, subparagraphs and Articles are for convenience only and shall not be deemed to limit, construe, affect or alter the meaning of such paragraphs, subparagraphs or Articles.

O.	Covenants and Conditions.

All of the covenants of Tenant hereunder shall be deemed and construed to be “conditions”, if Landlord so elects, as well as “covenants” as though the words specifically expressing or imposing covenants and conditions were used in each separate instance.

P.	Only Landlord/Tenant Relationship.

Nothing contained in this Lease shall be deemed or construed by the parties hereto or by any third party to create the relationship of principal and agent, partnership, joint venturer or any association between Landlord and Tenant, it being expressly understood and agreed that neither the method of computation of Rent nor any act of the parties hereto shall be deemed to create any relationship between Landlord and Tenant other than the relationship of landlord and tenant.

Q.	Application of Payments.

Landlord shall have the right to apply payments received from Tenant pursuant to this Lease (regardless of Tenant’s designation of such payments) to satisfy any obligations of Tenant hereunder, in such order and amounts, as Landlord, in its sole discretion, may elect.

R.	Definition of “Landlord.”

All indemnities, covenants and agreements of Tenant contained herein which inure to the benefit of Landlord shall be construed to also inure to the benefit of Landlord’s directors, officers, shareholders, agents and employees.

S.	Financial Statements.

Within ten (10) days from request by Landlord, Tenant shall make available to Landlord audited financial statements of Tenant and/or any guarantor, and such other financial information as may be required by Landlord. If audited financial statements of Tenant and/or any guarantor are not available at the time of such request, Tenant may deliver unaudited statements prepared in accordance with generally accepted accounting principles consistently applied and certified to be true and correct by the chief financial officer of Tenant and/or any guarantor, as the case may be.

31.	NOTICES

All notices to be given under this Lease shall be in writing and shall be deemed to have been given when delivered personally, one (1) business day after being deposited with a nationally recognized overnight courier, or two (2) business days after being deposited in the United States mail, certified or registered with return receipt requested, postage prepaid, addressed as follows:

(a)	If to Landlord:
Green Valley Building II, LLC 4820 Business Center Drive, Suite 170 Fairfield, California 94534 Attn: Yolanda Paster
with a copy to:
c/o Quadrangle Development Company 1650 Lake Cook Road, Suite 100 Deerfield, Illinois 60015 Attn: Christopher Noon
and a copy to:
H. J. Shein, Inc. 6875 Enterprise Road Glen Ellen, California 45442 Attn: Harvey Shein

or to such other person or such other address as is designated in a notice by Landlord to Tenant.

(b)	If to Tenant:
GeoVera Holdings, Inc. 4820 Business Center Drive Fairfield, California 94534 Attn: Karen Padovese

or to such other person or such other address as is designated in a notice by Tenant to Landlord.

32.	TIME OF THE ESSENCE

Time is of the essence for each and every provision contained in the Lease.

33.	OPTION TO RENEW

(a) If Tenant is not then in default hereunder beyond applicable notice and cure periods, then Tenant shall have the option to renew the Term of this Lease for one (1) five (5) year period (a “Renewal Term”), commencing on the day next following the Term and ending on the fifth (5th) anniversary thereof, by giving written notice of said renewal to Landlord not later than the date which is eight (8) calendar months prior to the end of the Term, time being of the essence.

(b) If the Term of this Lease is renewed, it shall be so renewed and the same terms and conditions then set forth in this Lease except that:

(i) the annual Base Rent rate during the Renewal Term shall be equal to the greater of: (A) the “Fair Market Rental Rate” (as hereinafter defined) or (B) the Base Rent in effect for the last year of the initial Term;

(ii) Landlord shall not be obligated to provide any additional tenant improvements or construction allowances with respect to the Renewal Term; and

(iii) there shall be no further rights to extend the Term beyond the one (1) five (5) year period specified herein.

For purposes of this Lease, the “Fair Market Rental Rate” shall be the base rent at which the Premises would be expected to be ceased, for a five-year term commencing on the first day of the Renewal Term, in its then-existing condition, in an arms-length transaction between a willing Landlord and tenant in the office space market existing at the time such rate is established. Such determination shall include consideration of (1) the size, location, area, view and nature and condition of the improvements in the Building, and (2i) other comparable leasing transactions in the East Bay area, including renewals and new leases (with appropriate adjustments for different size premises and different length terms) and the rents, pass-through of taxes and operating expenses, build-outs and allowances for tenant improvements and other tenant concessions in such transactions, and brokerage and leasing commissions payable in the market and required by this transaction. Within thirty (30) days after receipt of Tenant’s notice to renew, Landlord shall notify Tenant of its determination of the Fair Market Rental Rate, and Tenant shall have the option, exercisable by notice to Landlord given within fifteen (15) days thereafter, to vitiate its election to renew.

(c) It shall be a condition to Tenant’s exercise of the option to extend that, both at the time of delivery of Tenant’s exercise notice and at the commencement of the Renewal Term, the Premises has not been subleased and the Lease has not been assigned. Any termination of this Lease or termination of Tenant’s right of possession to the Premises shall terminate all of Tenant’s rights to the option to renew. The option to renew may be exercised only by, and may not be exercised by or for the benefit of any party other than, the named Tenant.

34.	PARKING

Tenant shall have the right during the Term (including the Renewal Term, if applicable) to the use of, on a non-exclusive basis with other tenants or occupants of the Building and of Phase One of Green Valley Corporate Park, up to five (5) parking spaces for every 1,000 square feet of rentable area in the Premises, sized for normal passenger vehicles for no separate parking charge or fee other than the pass through of Taxes and Operating Expenses; provided, however, that Landlord shall have no liability for any reduction in parking caused by reason of a condemnation (or deed given in lieu thereof) or any other governmental action or requirement.

35.	SIGNAGE

Landlord shall install, at Landlord’s expense, a building standard identification plaque on the wall next to Tenant’s main suite entrance. In addition, Landlord shall provide, at no cost to Tenant, a listing for Tenant on the building directory to be located in the main building lobby of the Building.

36.	DEFAULT BY LANDLORD

If Landlord shall fail to perform any obligation of Landlord hereunder, and shall fail to commence such performance within thirty (30) days after notice of such failure is given to Landlord from Tenant, or within such shorter period after such notice as is reasonable in case of an emergency which threatens life or substantial property damage (and after compliance with any notice requirement imposed by any holder of a mortgage on the Premises), and if, in Tenant’s reasonable opinion, such failure is causing substantial harm to Tenant, Tenant may, after a second written notice to Landlord, perform such obligation on behalf of and at the expense of Landlord. Reimbursement for costs incurred by Tenant in performing Landlord’s obligations as aforesaid shall be due from Landlord upon demand, and shall bear interest at the rate of interest provided for in paragraph 30B from the date of demand for reimbursement until reimbursement is made. Any claim for amounts due to Tenant under this Article may be prosecuted in an action against Landlord, but claims or judgments for such amounts may not be set off against amounts due from Tenant under this Lease.

37.	LIMITATION ON LANDLORD’S LIABILITY

It is expressly understood and agreed by Tenant that none of Landlord’s covenants, undertakings or agreements are made or intended as personal covenants, and any liability for damage or breach or nonperformance by Landlord shall be collectible only out of Landlord’s interest in the Building and no personal liability is assumed by, nor at any time may be asserted against, Landlord or Landlord’s partners, directors, officers, shareholders, agents or any of its or their heirs, legal representatives, successors or assigns, all such liability, if any, being expressly waived and released by Tenant.

IN WITNESS WHEREOF, Landlord and Tenant have executed and delivered this Office Lease as of the day and year first above written.

LANDLORD:

GREEN VALLEY BUILDING II, LLC, a Delaware limited liability company

By:	/s/ Harvey J. Shein
Name:	Harvey J. Shein
Title:	Authorized Member

TENANT:

GEOVERA HOLDINGS, INC., a Delaware corporation

By:	/s/ Kevin M. Nish
Name (print):	Kevin M. Nish
Title:	CEO

EXHIBITS:	A.	Premises

	B.	Work Letter

	C.	Janitorial Specifications

	D.	Sample of Tenant’s Certificate

	E.	Rules & Regulations